Exhibit 99.1

Summit Defeats Petition for Temporary Injunction

    MOOREFIELD, W.Va.--(BUSINESS WIRE)--Jan. 23, 2004--Summit Financial, LLC and Shenandoah Valley National Bank, subsidiaries of Summit Financial Group, Inc. (OTCBB: SMMF), successfully defeated a Petition for Temporary Injunction brought against them by Corinthian Mortgage Corporation. Corinthian had sought a temporary injunction against Summit Financial, LLC, Shenandoah Valley National Bank and various employees of Summit Financial, LLC based on the alleged use of trade secrets. The Circuit Court of Fairfax County, Virginia denied Corinthian's petition.
    Summit Financial Group, Inc., after consultation with legal counsel, continues to believe that Corinthian's claims made in its recent lawsuit arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets are without foundation and that meritorious defenses exist as to all the claims. Summit Financial Group, Inc. will continue to evaluate the claims in the Corinthian lawsuit and intends to vigorously defend against them. Summit Financial Group, Inc. believes that the lawsuit is without merit and will have no material adverse effect on the company. Management of Summit Financial Group, Inc., at the present time, is unable to estimate the impact, if any, an adverse decision may have on Summit Financial Group's results of operations or financial condition.
    Summit Financial Group, Inc. is a financial holding company with total assets of $791 million. Summit operates thirteen banking locations through its three wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, Capital State Bank, Inc. in Charleston, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Financial, LLC, a residential mortgage loan originator located in Herndon, Virginia and organized during third quarter 2003.
    This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Summit's filings with the Securities and Exchange Commission for a summary of important factors that could affect Summit's forward-looking statements. Summit undertakes no obligation to revise these statements following the date of this press release.

    CONTACT: Summit Financial Group, Inc.
             Robert S. Tissue, 304-530-0552
             rtissue@SummitFGI.com